EXHIBIT 5.1
Locke Lord Bissell & Liddell LLP
Attorneys & Counselors
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Telephone: 214-740-8000
Fax: 214-740-8800
www.lockelord.com
September 17, 2010
Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207-2401
Re:	Registration Statement on Form S-8 for Registration of 3,000,000 shares of Common Stock of Trinity Industries, Inc.
Gentlemen:
     We have acted as counsel to Trinity Industries, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission, of the offer and sale of up to 3,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), pursuant to the Trinity Industries, Inc. Amended and Restated 2004 Stock Option and Incentive Plan (the “Option Plan”).
     In connection therewith, we have (i) examined (a) the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the By-Laws, as amended (the “By-Laws”), of the Company, (b) the corporate proceedings of the Company with respect to the approval of the Plan, (c) the Registration Statement, and (d) such other documents as we have deemed necessary for the expression of the opinion contained herein, and (ii) investigated such matters of law as we have deemed relevant or necessary in rendering this opinion.
     Based upon our examination of such papers and documents in rendering this opinion, and based on our review of the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions, we hereby advise you that we are of the opinion that, assuming with respect to shares of Common Stock issued after the date hereof, (i) the receipt of proper consideration for the issuance thereof in excess of the par value thereof, (ii) the availability of a sufficient number of shares of Common Stock authorized by the Company’s Certificate of Incorporation then in effect, (iii) compliance with the terms of any agreement entered into in connection with any options or shares of Common Stock or any other awards with respect to Common Stock issued under the Plan and (iv) no change occurs in the applicable law or the pertinent facts, the shares of Common Stock purchasable under the Plan will be legally issued, fully paid and non-assessable shares of Common Stock.

     We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, By-Laws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent verification of their accuracy.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company with the Securities and Exchange Commission. By so consenting, we do not thereby admit that our firm’s consent is required by Section 7 of the Securities Act.

Very truly yours, LOCKE LORD BISSELL & LIDDELL LLP
By:	/s/ Kent Jamison
Kent Jamison